For Immediate Release

Flight Safety Appeals Amex Delisting Decision

Mystic, CT (July 8, 2008). On July 3, 2008, Flight Safety Technologies, Inc. (AMEX:FLT) received notice from the American Stock Exchange that, based on the recent Amex status review of the company's plan to regain compliance with certain Amex continued listing standards, the Amex has determined it is appropriate for it to initiate delisting of the company's securities from the Amex. The company has decided to exercise its right to appeal the Amex delisting decision and has requested a hearing before a committee of the Amex. There can be no assurance the company's request for continued listing will be granted as a result of such appeal or otherwise.

As previously announced, the company originally was notified by the Amex on October 12, 2007 that the company no longer complied with the Amex's continued listing standards due to shareholder's equity of less than $4 million and net losses in three of its four most recent fiscal years as set forth in Section 1003(a)(ii) of the Amex Company Guide, and that its securities would, therefore, be delisted from the Amex if the company did not show periodic progress in performing the plan of compliance the Amex accepted from the company on February 1, 2008.

The company is continuing to pursue various arrangements to fund its technologies and enhance its financial condition but there can be no assurance as to whether or when the company will complete any such arrangements or the impact of such arrangements on the company.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to,, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:

William B. Cotton
Chief Executive Officer
Flight Safety Technologies, Inc.
(860) 245-0191